SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 21, 2002

MICROSEMI CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	0-8866	95-2110371
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2381 Morse Avenue, Irvine, California	92614
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code (949) 221-7100

Not Applicable
(Former name or former address, if changed, since last report)

Item 5.    Other Material Information.

SEMCON ELECTRONICS PRIVATE LIMITED (BOMBAY, INDIA)

Consistent with the Registrant’s Capacity Optimization and Profit Enhancement Program, the Registrant has agreed to sell 100% of the outstanding capital stock of Semcon Electronics Private Limited, a subsidiary of the Registrant headquartered in Bombay, India and organized under the laws of India that the Registrant has owned since 1974. The Registrant’s Board of Directors determined to divest the Registrant of this subsidiary because of the subsidiary’s diminished business, uncertain business prospects, and difficulties with regard to communication and control.

Since May 2002, the Registrant’s Board of Directors has been negotiating with the Indian subsidiary’s management for the purpose of selling the subsidiary to that subsidiary’s management. The subsidiary’s “Executive Chairman” introduced to Registrant a purchaser who has had a long-term friendship with the Executive Chairman, and a contract for sale of the subsidiary was executed as of October 21, 2002. The purchase price was $2,000,000, payable in the form of $1,500,000 cash already on deposit with the Registrant plus delivery of an unsecured seven-year promissory note with a face amount of $500,000. For accounting purposes, the note receivable would be carried on the Registrant’s balance sheets at its fair value after impairments, which may be significantly less than the face amount.

The Indian subsidiary is not considered a significant subsidiary of the Registrant in terms of assets, revenues, or earnings. The Registrant estimates that revenues of $350,000 were contributed by the Indian subsidiary in the nine months ended June 30, 2002. The Registrant estimates that earnings of $90,000 were contributed by the Indian subsidiary in the nine months ended June 30, 2002.

The Registrant anticipates that there will be related charges to the Registrant’s earnings in the fourth quarter of fiscal year 2002 under generally accepted accounting principles. The Registrant is currently determining an estimate of the losses associated with Semcon, which we believe should not exceed U.S.$2,000,000.

The Registrant intends to exclude the disposition charges, like certain other charges, in calculating its pro forma earnings, and therefore this event would not affect the Registrant’s previous pro forma earnings guidance.

The financial condition of the subsidiary has been materially and adversely affected by several recent events.

The Registrant was informed by the Indian subsidiary on August 19, 2002 that the plaintiff in a lawsuit against the subsidiary, which has continued to proceed in the local court system for 20 years, has received an expedited status pursuant to new Indian legislation effective in July 2002 that expedites cases involving persons 70 years of age or older.

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The Registrant is one of the defendants in the lawsuit, but no relief was requested from the Registrant in the lawsuit; and therefore, among other reasons, the Registrant believes that it should have no liability. The Registrant is seeking to have the case dismissed against the Registrant. The Registrant is reviewing the lawsuit and the agreement underlying the lawsuit. No assurance can be made that the plaintiff in the lawsuit will not later seek some amount of relief from the Registrant related to its claims against the subsidiary.

The case has been pending since 1982, when the plaintiff claims that U.S.$196,000 became due and payable to the plaintiff by the Indian subsidiary. The plaintiff is also claiming interest on this amount at the rate of 18% per year. The plaintiff is also claiming that the interest is compounded annually. The amount of the claim and interpretation of the contract underlying the claim are in dispute. The plaintiff asserts that the contract underlying the claim required payment in Rupees, but based on a fixed amount of U.S. dollars, approximately U.S.$196,000. The subsidiary believes the contract requires payment in Rupees and is based on a fixed amount of Rupees. Thus the plaintiff is claiming a fixed amount of U.S. Dollars, which with simple interest would equal approximately $900,000 or with compound interest would total approximately U.S.$5,000,000. Due to changes in the exchange rate, the subsidiary’s assertion is that the plaintiff is at most entitled to claim a number of Rupees that are valued at approximately U.S.$35,000 today, and therefore the subsidiary asserts, among other defenses, that the total amount due, including simple interest, could at most be approximately U.S.$162,000.

Additionally, the Registrant was informed by the Indian subsidiary that an amount in cash estimated at U.S.$550,000 has recently been distributed by the subsidiary to members of the subsidiary’s management, all of whom are full-time employees of the subsidiary permanently based in Bombay, India. The board of directors of the Indian subsidiary informed the Registrant that separation payments for long-time permanent local management are treated as gifts that the subsidiary cannot deduct for tax purposes. This likely could result in additional tax or withholding obligations of the subsidiary if local taxing authorities take a contrary position.

The Registrant was informed by the Indian subsidiary that a condominium in Bombay, India with an estimated fair value of U.S. $400,000 was sold for U.S.$20,000 to the “Executive Chairman” of the subsidiary. The Registrant’s book value of the asset was U.S.$240,000.

The Registrant was informed by the Indian subsidiary that it would distribute the remaining cash of the subsidiary to its employees pursuant to legal or moral obligations.

The subsidiary’s board of directors, as represented by the subsidiary’s “Executive Chairman,” also informed the Registrant that it views each of these payments and the sale of the condominium as necessary to satisfy previous commitments to its management or obligations that may be due other employees.

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The Registrant was not previously aware of such obligations to local management or employees and such obligations were not included in the subsidiary’s financial statements.

According to the subsidiary’s board of directors, as represented by the subsidiary’s “Executive Chairman,” the board of directors of the subsidiary has duly and properly approved the actions. When the board of directors of the subsidiary approved the actions of the Indian subsidiary as described in this Report, the subsidiary’s board of directors was composed solely of members of the subsidiary’s management.

The Registrant has not yet fully evaluated its legal alternatives, if any.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROSEMI CORPORATION (Registrant)

By:	/s/ DAVID R. SONKSEN David R. Sonksen, Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Date:  October 29, 2002

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